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                                                                       EXHIBIT 5


           FORM OF OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.

                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                               590 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 872-1000

                                                                __________, 2001

Delhaize America, Inc.
2110 Executive Drive
P.O. Box 1330
Salisbury, North Carolina 28145-1330

Ladies and Gentlemen:

     We have acted as special counsel to Delhaize America, Inc., a North Carolina corporation (the "Company"), Food Lion, LLC, a North Carolina limited liability company ("Food Lion"), Hannaford Bros. Co., a Maine corporation ("Hannaford"), and Kash n' Karry Food Stores, Inc., a Delaware corporation ("Kash n' Karry" and, together with Food Lion and Hannaford, the "Guarantors," and together with the Company, the "Registrants"), in connection with the proposed offer (the "Exchange Offer") to exchange up to $600,000,000 aggregate principal amount of the Company's 7.375% notes due 2006, $1,100,000,000 aggregate principal amount of the Company's 8.125% notes due 2011 and $900,000,000 aggregate principal amount of the Company's 9.000% debentures due 2031 (collectively, the "Old Securities") for $600,000,000 aggregate principal amount of the Company's 7.375% notes due 2006, $1,100,000,000 aggregate principal amount of the Company's 8.125% notes due 2011 and $900,000,000 aggregate principal amount of the Company's 9.000% debentures due 2031 (collectively, the "Exchange Securities"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Securities, to be guaranteed by the Guarantors (the "Exchange Guarantees"), will be issued in three series pursuant to an Indenture dated as of April 15, 2001 by and among the Company, Food Lion, LLC and The Bank of New York, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of April 19, 2001 by and among the Company, Food Lion, LLC and the Trustee and a Second Supplemental Indenture dated as of September 6, 2001 by and among the Company, the Guarantors and the Trustee (collectively, the "Indenture").

     We have examined originals or certified copies of such corporate records, documents, instruments and certificates of the Registrants, public officials and others as we have deemed necessary, relevant or appropriate for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all records, documents, instruments and certificates submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Registrants, the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants and that the Exchange Securities will conform to the specimens examined by us and the Trustee's certificate of authentication of the Exchange Securities will be manually signed by one of the Trustee's authorized officers.
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     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

     1. The Exchange Securities and Exchange Guarantees have been duly authorized by the Company and the Guarantors, as applicable.

     2. Assuming due authentication by the Trustee in accordance with the terms of the Indenture, the Exchange Securities and Exchange Guarantees, when issued pursuant to the Exchange Offer, will constitute valid and legally binding obligations of the Company and the Guarantors, as the case may be, enforceable in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law relating to or affecting creditors' rights and remedies generally and general principles of equity.

     The law covered by the opinions expressed herein is limited solely to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law and Limited Liability Company Act of the State of Delaware. For purposes of our opinion in paragraph 1 above with respect to the due authorization of the Exchange Securities and Exchange Guarantees by the Company, Hannaford and Food Lion, as applicable, we have assumed, with your permission, that the corporate and limited liability company laws of the States of North Carolina and Maine are identical to that of the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

     In connection with the opinions expressed above, we have also assumed that, at or prior to the time of the delivery of the Exchange Securities and the Exchange Guarantees, (i) the authorizations of issuance of the Exchange Securities and Exchange Guarantees shall not have been modified or rescinded,
(ii) the Registration Statement shall have been declared effective by the Securities and Exchange Commission and such effectiveness shall not have been terminated or rescinded, (iii) there shall not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Securities and Exchange Guarantees and (iv) the issuance and delivery of the Exchange Securities and Exchange Guarantees, all of the terms of the Exchange Securities and Exchange Guarantees and each Registrant's performance of its respective obligations under the Exchange Securities or Exchange Guarantees, as the case may be, will comply with all applicable laws and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrants and will not result in a default under or a breach of any agreement or instrument then binding upon any of the Registrants.

     This firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This letter is solely for your benefit and no other persons shall be entitled to rely upon this letter. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished or otherwise disclosed to or used by any other Person,
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except for (i) delivery of copies hereof to counsel for the addressees hereof,
(ii) inclusion of copies hereof in a closing file and (iii) use hereof in any legal proceeding arising out of the transactions contemplated by the Indenture against this law firm or in which any addressee hereof is a defendant.

                                            Very truly yours,

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